Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Valneva SE of our report dated March 24, 2021 relating to the financial statements of Valneva SE, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Audit

/s/ Cédric Mazille

Neuilly-sur-Seine, France April 9, 2021